EXHIBIT 99.2

Armada Oil Adds Marceau Schlumberger to the Board of Directors

Dallas, TX, April 8, 2013: Armada Oil, Inc. (OTCBB: AOIL) (“Armada Oil” or the “Company”), a growth-oriented oil and gas Exploration and Production (E&P) company, today announced that Marceau Schlumberger has joined the Company’s Board of Directors.

Marceau Schlumberger is a Partner and Founder of Coral Reef Capital (“CRC”), a private equity firm focused on investments in the natural resources sector, including oil & gas exploration and production, metals & mining, energy and related infrastructure and services. Prior to founding CRC, he served as Principal of Columbus Nova from 2004 to 2008 where he was responsible for sourcing, structuring, negotiating and managing private equity investments and buyouts, leading several successful transactions such as the leveraged buyout of Cyalume Technology Holding, Inc., as well as land finance and development partnerships with Hovnanian Enterprises, Inc.

Prior to that, Mr. Schlumberger was an Associate at Triumph Capital, a private equity fund with $950 million of capital where he completed seven investments, assisted in the profitable sale of two portfolio companies and served as a Board Observer for several Triumph portfolio companies. He was also a founding member and analyst of Smith Barney’s Asia Investment Banking Group and an analyst at Zilkha & Co., a buy-side M&A advisory and merchant banking firm.

In addition to Armada Oil, Mr. Schlumberger currently serves on the Board of Directors of the following private companies: Shawnee Exploration, Microline Surgical Inc. (member of the Compensation Committee), Rawhide Mining, LLC (Chairman of the Audit Committee), and PF Leonville. He previously served on the Boards of the following private companies: Pacific Building Care, Cyalume Technologies, Inc. (now public), ISCON Video Imaging and Craig Michaels, Inc.

“Marceau’s financial background and experience further diversifies the Company’s team of seasoned industry experts, and his knowledge and experience with mergers and acquisitions, buyouts and capital formation for middle market companies will be extremely valuable as we strive to become an industry leader. We are pleased to have him on our Board,” said Randy M. Griffin, CEO and Chairman of Armada Oil.

“With oil and gas opportunities in multiple regions, I believe Armada Oil is positioned to become a high growth company and I look forward to providing support and strategic opportunities that will help to build shareholder value and visibility in the public markets,” commented Marceau Schlumberger.

For more detailed biographies on all of Armada’s Board members, visit the Company’s new corporate site at www.armadaoil.us.

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About Armada Oil, Inc.

Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana, developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and strategic acreage positions in and around the Laramie and Hanna Basins in Southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information

Armada Oil Inc.
ir@armadaoil.us
Ph: 972-490-9595

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